Exhibit 99.1

     Factory Card & Party Outlet Corp. Announces Sales for January

   NAPERVILLE, Ill.--(BUSINESS WIRE)--Feb. 2, 2006--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today that net sales for the four-week period ended January 28, 2006 increased 7.8 percent, compared with the four-week period ended January 29, 2005. Comparable store sales for the same period increased 5.8 percent.


                           Fiscal Period Ended       Percent Change
(dollars in millions)    January 28, January 29,   Total    Comparable
                            2006        2005       Sales       Sales
                         ----------- ----------- ---------- ----------
For the 4 weeks ended       $13.2       $12.3        7.8%       5.8%
For the 52 weeks ended     $233.1      $230.1        1.3%     (1.1)%


   "Mild weather, combined with continued strong performance in our Greeting Card category, contributed to our sales improvement in January," stated Gary W. Rada, President & Chief Executive Officer.
   Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 188 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.
   Certain statements in this news release constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
   In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.



    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com